Exhibit 4.2
FIRST SUPPLEMENTAL INDENTURE
          Supplemental Indenture (this “Supplemental Indenture”), dated as of March 31, 2008 between FairPoint Communications, Inc., a Delaware company (the “Company”), and U.S. Bank National Association, as Trustee (the “Trustee”), under the Indenture referred to below.
WITNESSETH
          WHEREAS, Northern New England Spinco Inc., a Delaware corporation (the “Issuer”), has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of March 31, 2008, providing for the issuance of the Issuer’s 13 1/8% Senior Notes due 2018 (the “Notes”);
          WHEREAS, the Issuer merged with and into the Company with the Company continuing as the surviving corporation.
          WHEREAS, the Company was not originally a party thereto, has agreed to join in the Indenture; and
          WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
          NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee agree as follows:
          1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
          2. Agreement to Join. The Company hereby acknowledges that it has received and reviewed a copy of the Indenture and acknowledges and agrees to: (i) join and become a party to the Indenture as indicated by its signature below; (ii) be bound by all covenants, agreements, representations, warranties and acknowledgments attributable to it as the “Issuer” in the Indenture as if made by the Company; and (iii) perform all obligations and duties required of it pursuant to the Indenture. The Company hereby agrees to enter into such instruments as necessary to evidence its obligations under the Indenture, including, without limitation, Global Notes in the form attached hereto as Exhibit A.
          3. Effect of Supplemental Indenture. Upon execution of this Supplemental Indenture by the Company and the Trustee, the Indenture shall be amended and supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes and each Holder shall be bound thereby.
          3. NEW YORK LAW TO GOVERN. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.
          4. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
          5. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

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          6. Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company
          7. Notices.
     Upon execution of this Supplemental Indenture by the Company and the Trustee, Section 12.02(a) of the Indenture shall be superseded and replaced with the following:
     Any notice or communication by the Issuer or any Guarantor, on the one hand, or the Trustee on the other hand, to the other is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telecopier or overnight air courier guaranteeing next day delivery, to the others’ address:
     If to the Issuer and/or any Guarantor:
FairPoint Communications, Inc.
521 E. Morehead Street
Suite 250
Charlotte, NC 28202
Facsimile: (704)344-8121
Attention: General Counsel
     With a copy to:
Paul, Hastings, Janofsky & Walker, LLP
75 East 55th Street
New York, NY 10022
Facsimile.: (212)230-7697
Attention: Jeffrey J. Pellegrino
     If to the Trustee:
U.S. Bank National Association
60 Livingston Avenue
EP-MN-WS3C
St. Paul, MN 55107-2292
Facimile: (651) 495-8097
Attention: Rick Prokosch
[SIGNATURE PAGE FOLLOWS]

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          IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

FAIRPOINT COMMUNICATIONS, INC.
By:	/s/ Thomas Griffin
	Name:	Thomas Griffin
	Title:	Treasurer

U.S. BANK NATIONAL ASSOCIATION, AS TRUSTEE
By:	/s/ R. Prokosch
	Name:	Richard Prokosch
	Title:	Vice President

[Supplemental Indenture]

EXHIBIT A
[Face of Note]
[Insert the Global Note Legend, if applicable, pursuant to the provisions of the Indenture]
[Insert the Private Placement Legend, if applicable, pursuant to the provisions of the Indenture]
[Insert the Regulation S Global Note Legend, if applicable, pursuant to the provisions of the Indenture]
CUSIP

No.	**$ **
FAIRPOINT COMMUNICATIONS, INC.
13 1/8% Senior Notes due 2018
Issue Date:
          FairPoint Communications, Inc., a Delaware corporation (the “Issuer,” which term includes any successor under the Indenture hereinafter referred to), for value received, promises to pay to [                    ], or its registered assigns, the principal sum of $[                    ] on April 1, 2018.
          Interest Payment Dates: April 1 and October 1, commencing October 1, 2008.
          Record Dates: March 15 and September 15.
          Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the Issuer has caused this Note to be signed manually or by facsimile by its duly authorized officer.

FAIRPOINT COMMUNICATIONS, INC.
By:
Name:
Title:

(Trustee’s Certificate of Authentication)
          This is one of the 13 1/8% Senior Notes due 2018 described in the within-mentioned Indenture.
Dated: [                    ]

U.S. Bank National Association, as Trustee
By:
Authorized Signatory

[Reverse Side of Note]

FAIRPOINT COMMUNICATIONS, INC.
13 1/8% Senior Notes due 2018
          Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.
          1. Interest. The Issuer promises to pay interest on the principal amount of this Note at 13 1/8% per annum from the date hereof until maturity and shall pay the Additional Interest, if any, payable pursuant to Section 5 of the Registration Rights Agreement referred to below. The Issuer shall pay interest and Additional Interest, if any, semi-annually in arrears on April 1 and October 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be October 1, 2008. The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal from time to time on demand at a rate that is 2% per annum in excess of the rate then in effect; they shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months. The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.
          2. Method of Payment. The Issuer shall pay interest on the Notes (except defaulted interest) and Additional Interest, if any, to the Persons who are registered Holders of Notes at the close of business on the record date immediately preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.13 of the Indenture with respect to defaulted interest. If a Holder has given wire transfer instructions to the Issuer, the Issuer shall pay all principal, interest and premium, if any, and Additional Interest, if any, on that Holder’s Notes in accordance with those instructions. All other payments on Notes shall be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless the Issuer elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.
          Any payments of principal of this Note prior to Stated Maturity shall be binding upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not noted hereon. The amount due and payable at the maturity of this Note shall be payable only upon presentation and surrender of this Note at an office of the Trustee or the Trustee’s agent appointed for such purposes.
          3. Paying Agent and Registrar. Initially, the Trustee under the Indenture shall act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without prior notice to any Holder. The Issuer or any of its Subsidiaries may act in any such capacity.
          4. Indenture. The Issuer issued the Notes under an Indenture dated as of March 31, 2008 (“Indenture”) among Northern New England Spinco Inc. and the Trustee, as supplemented by the supplemental indenture dated as of March 31, 2008 by and among the Issuer and the Trus-

tee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Indenture pursuant to which this Note is issued provides that an unlimited aggregate principal amount of Additional Notes may be issued thereunder.
          5. Optional Redemption. Except as set forth in paragraph 5(b) and (c) below, the Issuer shall not have the option to redeem the Notes prior to April 1, 2013. On or after April 1, 2013, the Issuer may redeem all or part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on April 1 of the years indicated below:

Year	Percentage
2013	106.563%
2014	104.375%
2015	102.188%
2016 and thereafter	100.000%
          6. Repurchase at Option of Holder.
          (a) If a Change of Control occurs, each Holder of Notes shall have the right to require the Issuer to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes pursuant to an offer by the Issuer (a “Change of Control Offer”) at an offer price (a “Change Of Control Payment”) in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, thereon, to the date of purchase. No later than 30 days following any Change of Control, the Issuer shall mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on a date (the “Change Of Control Payment Date”) specified in such notice, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice.
          (b) Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Issuer or Restricted Subsidiary of the Issuer, as applicable, may apply such Net Proceeds at its option: to repay (A) Indebtedness ranking pari passu with the Notes that is secured by assets of the Issuer or its Restricted Subsidiaries (to the extent of the value of the assets securing such Indebtedness), (B) Obligations under the Credit Agreement or (C) Indebtedness of the Issuer’s Restricted Subsidiaries); or to purchase Replacement Assets. Pending the final application of any such Net Proceeds, the Issuer or such Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.
          On the 366th day after an Asset Sale or such earlier date, if any, as the Issuer determines not to apply the Net Proceeds relating to such Asset Sale as set forth in Section 4.10(b) (each such date being referred as an “Excess Proceeds Trigger Date”), such aggregate amount of Net Proceeds that has not been applied on or before the Excess Proceeds Trigger Date as permitted pursuant to Section 4.10(b) (“Excess Proceeds”) shall be applied by the Issuer to make an offer (an “Asset Sale Offer”) to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes or any Guarantee of the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase with the proceeds of sales of assets, to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset

Sale Offer shall be equal to 100% of the principal amount of the Notes and such other pari passu Indebtedness plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and shall be payable in cash. The Issuer may defer the Asset Sale Offer until there are aggregate unutilized Excess Proceeds equal to or in excess of $25.0 million resulting from one or more Asset Sales, at which time the entire unutilized amount of Excess Proceeds (not only the amount in excess of $25.0 million) shall be applied as provided in Section 4.10(c) of the Indenture. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer and its Restricted Subsidiaries may use such Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Notes and such other pari passu Indebtedness shall be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the Excess Proceeds subject to such Asset Sale shall no longer be deemed to be Excess Proceeds.
          7. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer is not required to transfer or exchange any Note selected for redemption. Also, the Issuer is not required to transfer or exchange any Note (1) for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed or (2) tendered and not withdrawn in connection with a Change of Control Offer or an Asset Sale Offer. Transfer may be restricted as provided in the Indenture.
          8. Persons Deemed Owners. The registered Holder of a Note will be treated as its owner for all purposes.
          9. Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture, or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). Without the consent of any Holder of a Note, the Indenture, or the Notes may be amended or supplemented to, among other things, cure any ambiguity, mistake, defect or inconsistency, or make any change that does not materially adversely affect the legal rights under the Indenture of any such Holder.
          10. Defaults and Remedies. In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to (i) the Issuer or (ii) any Significant Subsidiary of the Issuer (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary of the Issuer), all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to the Issuer specifying the Event of Default. In the event of a declaration of acceleration of the Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in Section 6.01(vi) of the Indenture, the declaration of acceleration of the Notes shall be automatically annulled if the holders of all Indebtedness described in Section 6.01(vi) of the Indenture have rescinded the declaration of acceleration in respect of such Indebtedness within 30 Business Days of the date of such declaration, and if the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction, and all existing Events of Default, except non-payment of principal or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.
          In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Issuer or any of its Restricted Subsidiaries with the intention of avoiding payment of the premium that the Issuer would have had to pay if the Issuer then had elected to redeem the Notes pursuant to Section 3.07 of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes.
          Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or Additional Interest) if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes. If certain conditions are satisfied, Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of interest or Additional Interest on, or the principal of, the Notes.
          11. Trustee Dealings with the Issuer. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may become a creditor of, or otherwise deal with the Issuer or any of its Affiliates, with the same rights it would have if it were not Trustee.
          12. No Recourse Against Others. No director, officer, employee, incorporator, stockholder, member, manager or partner, past, present or future of the Issuer or any Guarantors shall have any liability for any obligations of the Issuer or any Guarantors under the Notes, this Indenture or any Guarantees of the Notes or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.
          13. Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.
          [14. Additional Rights of Holders of Restricted Global Notes and Restricted Definitive Notes. In addition to the rights provided to Holders under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes shall have all the rights set forth in the Registration Rights Agreement dated as of the date of the Indenture, by and among the Issuer, the Guarantors, if any, and the parties named on the signature pages thereof, as such agreement may be amended, modified or supplemented from time to time and, with respect to any Additional Notes, one or more registration rights agreements between the Issuer and the other parties thereto, as such agreement(s) may be amended, modified or supplemented from time to time, relating to rights given by the Issuer to the purchasers of Addi-

tional Notes to register such Additional Notes under the Securities Act (the “Registration Rights Agreement”).]1
          15. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.
          16. Copies of Documents. The Issuer shall furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement. Requests may be made to:
FairPoint Communications, Inc.
521 E. Morehead Street
Suite 250
Charlotte, NC 28202
Facsimile: (704)344-8121
Attention: General Counsel
          With a copy to:
Paul, Hastings, Janofsky & Walker, LLP
75 East 55th Street
New York, NY 10022
Facsimile.: (212)230-7697
Attention: Jeffrey J. Pellegrino

[1]	To be included only in the Notes on the Issue Date and any Additional Notes that bear the Private Placement Legend.

ASSIGNMENT FORM
          To assign this Note, fill in the form below:
(I)	or (we) assign and transfer this Note to:
(INSERT ASSIGNEE’S LEGAL NAME)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)
and irrevocably appoint
to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.
Date:

Your Signature:
(Sign exactly as your name
appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE
          If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:
          ☐ Section 4.10                                        ☐ Section 4.14
          If you want to elect to have only part of the Note purchased by the Issuer pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

Date:	$
Your Signature:
(Sign exactly as your name
appears on the face of this Note)
Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

[TO BE INSERTED FOR RULE 144A GLOBAL NOTE]
SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE
          The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Principal Amount at
			Maturity of this	Signature of
	Amount of Decrease	Amount of Increase	Global Note	Authorized
	in Principal Amount	in Principal Amount	Following such	Signatory of
	at Maturity of this	at Maturity of this	decrease (or	Trustee or
Date of Exchange	Global Note	Global Note	increase)	Custodian

[TO BE INSERTED FOR REGULATION S GLOBAL NOTE]
SCHEDULE OF EXCHANGES OF REGULATION S GLOBAL NOTE
          The following exchanges of a part of this Regulation S Global Note for an interest in another Global Note or of other Restricted Global Notes for an interest in this Regulation S Global Note, have been made:

Principal Amount at
			Maturity of this	Signature of
	Amount of Decrease	Amount of Increase	Global Note	Authorized
	in Principal Amount	in Principal Amount	Following such	Signatory of
	at Maturity of this	at Maturity of this	decrease (or	Trustee or
Date of Exchange	Global Note	Global Note	increase)	Custodian